Exhibit 5.5

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to the use of the technical report entitled, “NI 43-101 Technical Report, Feasibility Study for the Cariboo Gold Project, District of Wells, British Columbia, Canada” dated June 11, 2025, with an effective date of April 25, 2025, and the information derived therefrom, as well as references to the undersigned’s name, in each case where included or incorporated by reference in the Registration Statement on Form F-10 of Osisko Development Corp. being filed with the U.S. Securities and Exchange Commission, and any amendment thereto.

By:	/s/ Philip Clark
Name:	Philip Clark, P. Eng.
Date:	December 19, 2025